SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

     This Settlement Agreement and Release of All Claims ("Agreement") is entered into by Plaintiff Board of Water Supply of the County of Maui ("Plaintiff"), on the one hand, and The Dow Chemical Company, Occidental Chemical Corporation, successor-in-interest to Occidental Chemical Company, Occidental Petroleum Corporation, Shell Oil Company, individually and dba Shell Chemical Company, AMVAC Chemical Corporation, American Vanguard Corporation, Brewer Environmental Industries LLC, Maui Pineapple Company, Ltd. and Maui Land and Pineapple Company, Inc. (collectively "Defendants"), on the other hand.

                            RECITALS

Case Name:

     1. There is now pending in the Second Circuit Court of the State of Hawaii a civil action entitled "Board of Water Supply of the County of Maui v. Shell Oil Company, et al.," Civil Case No.
96-0370(1) (the "Action").

Intent:

     2. Plaintiff and Defendants have entered into this Agreement to resolve with finality the Action, as well as all past, pending, potential, continuing and future DBCP claims between them and to avoid the expense of further litigation.

     3. In consideration for this Agreement, Defendants agree to pay as tort damages $3,000,000 in settlement of the Action, consisting of the sums of $1,791,231 for the capital cost of GAC facilities for the Napili A well, $404,769 for certain past DBCP related costs, and $804,000 for the cost of the Hamakuapoko 1999 Drought Emergency GAC facility. Defendants also agree (subject to certain limitations) to pay certain sums for the installation and operation of carbon filtration systems (hereinafter "GAC") or alternative remedies to assist Plaintiff in complying with the Maximum Contaminant Level ("MCL") for DBCP on the Island of Maui until September 1, 2039 (a period of forty (40) years).

                           DEFINITIONS

     4.  The following definitions apply throughout this Agreement:

          a. "Defendants", as the term is used throughout this Agreement, refers collectively to defendants The Dow Chemical Company, Occidental Chemical Corporation, successor- in-interest to Occidental Chemical Company, Occidental Petroleum Corporation, Shell Oil Company, individually and dba Shell Chemical Company, AMVAC
Chemical Corporation, American Vanguard Corporation, and Brewer
Environmental Industries, LLC, and third-party defendants Maui
Land and Pineapple Company, Inc.,  and Maui Pineapple Company,
Ltd. and each of them, and all of their predecessors and successors, their current and former parent and subsidiary companies, divisions and affiliates.

          b. "DBCP" refers to 1,2-dibromo-3-chloropropane, and all products containing said compound, including, without limitation, Dow "Fumazone," Occidental "BBC" and "DBCP," Nematocide Granules 50, Nematocide 12.1 EM, Nematocide 15.1 EM , Nematocide Solution 17.1 and Shell "Nemagon".

          c. The term "Maximum Contaminant Level" or "MCL" refers to a limit concerning the concentration of DBCP in drinking water supplies enforced by a public agency which applies to Plaintiff.
At present, the MCL for DBCP enforced by the Hawaii Department of Health ("DOH") is 40 parts per trillion (ppt), or 0.04 parts per billion (ppb). The parties anticipate that during the period covered by this Agreement the name of the governmental entity enforcing the MCL, the numerical limit, and/or the terminology used to describe the limit may change. This Agreement is intended to secure compliance with whatever MCL is applicable and enforceable at the relevant time during the term of this Agreement.

          d. The terms "Exceeds the MCL" or "Exceeded the MCL" refer to a potential situation where either: (1) Plaintiff's well exceeds the MCL for DBCP when tested for the applicable regulatory period; (2) a regulatory authority directs Plaintiff to stop using a well or refrain from connecting a well to its water system unless Plaintiff remediates DBCP in the well; or (3) the well is tested quarterly and the total of such quarterly test results exceeds the applicable MCL when divided by four (4).

          e. "CPI" refers to the Consumer Price Index, all urban consumers, water and sewerage maintenance, issued by the U.S. Bureau of Labor Statistics, or its successor, as adjusted for projects in Hawaii.

         f.    (i)  "Napili A" refers to Plaintiff's well, Hawaii
               State No. 5838-01.
               (ii) "Honokahua A" refers to Plaintiff's well,
               State No. 5838-03.
               (iii) "Hamakuapoko 1" refers to Plaintiff's well, State No. 5420-02.
               (iv) "Hamakuapoko 2" refers to Plaintiff's well,
               State No. 5320-01.
               (v) "Haiku well" refers to Plaintiff's well, State
               No. 5419-01.

          g. "Existing Wells" refers to all wells on the Island of Maui which were drilled, owned, and/or operated by Plaintiff before the effective date of this Agreement.

          h. "Hamakuapoko 1999 Drought Emergency GAC" refers to the temporary installation of GAC on Hamakuapoko Wells Nos. 1 and 2 during the 1999 Upcountry Drought Emergency.

          i. "Future Wells" refers to drinking water wells on the Island of Maui, which are drilled and/or acquired by Plaintiff after the effective date of this Agreement.

          j. The term "GAC" refers to granular activated carbon facilities for removal of DBCP from water.

          k. The term "O&M" refers to the cost of operation and maintenance of GAC or other method used to remove DBCP from water, including, but not limited to, vessel replacement due to age and/or wear and tear.

          l. "Regularly Scheduled Well Test" currently means a quarterly raw water analysis conducted by or on behalf of Plaintiff, or for such other period as may be required by any state or federal law or regulator.

          m. The term "Regular Use" means a Plaintiff well that has a utilization rate of 10% or more, averaged over a year where water from the well is introduced into the water distribution system.

          n. The term "In Operation" refers to that period of time (measured in days) when GAC is installed on an active Plaintiff well and: (1) it is actually removing DBCP from the water; (2) it is not removing DBCP because the well on which it is installed is not pumping due to regular water demand fluctuations; or (3) it is undergoing ordinary maintenance or carbon change-out.

          o. "Defendants' Representative" refers to the law firm of Filice, Brown, Eassa & McLeod, LLP, 1999 Harrison Street,
18th Floor, Oakland, California 94612-3541, or such other successor, person or entity designated by Defendants in the future.

          p. "Plaintiff's Representatives" refers to the Corporation Counsel, County of Maui, 200 South High Street, Wailuku, Maui, Hawaii, and Miller, Sher & Sawyer, A Professional Corporation, 7 Park Center, Suite 1, Sacramento, California 95825, or such other successor, person or entity designated by Plaintiff in the future.

          q. The term "Notice to Proceed" refers to a notice from Plaintiff to a contractor to construct a GAC facility, or alternative technology facility.

          r. "DOH" refers to the Hawaii Department of Health or any successor entity charged by the State of Hawaii with regulating water quality.

          s.   "Event of Default" refers to any of the following events:
               (i)  under the terms of paragraph 46, Defendants fail to pay
                    Capital
                    Costs within 30 days of receiving a Notice to Proceed;
               (ii) under the terms of Paragraph 47, Defendants fail to make a timely payment for O&M Costs;
               (iii)under the terms of Paragraph 48, Defendants fail to
                    provide a replacement Letter of Credit.

              GENERAL SUMMARY OF TERMS OF AGREEMENT

     5. As more specifically described below, in consideration for this Agreement:

Past and Present Costs

     6. On or before September 1, 1999, Defendants will make a cash payment as tort damages to Plaintiff and its attorneys of record, "Miller, Sher & Sawyer, a professional corporation," in the amount of Three Million Dollars ($3,000,000), provided Plaintiff has executed this Agreement. This represents a total of $1,791,231 for the capital cost of GAC facilities for the Napili A well, $804,000 for the cost of the Hamakuapoko 1999 Drought Emergency GAC, and $404,769 for other past DBCP-related costs.

     7. Third-party defendant, Maui Land and Pineapple Company hereby releases any claim for past transfers of land to Plaintiff in West Maui. Plaintiff will participate in separate negotiations with Maui Land and Pineapple Company to install, operate and maintain a 2.5 inch high density polyethylene (HDPE) pipeline, or its equivalent, and appurtenances, across Maui Land and Pineapple Company land, to connect with the nearest connection to Plaintiff's water system in the Honokahou Valley.


Capital Costs of GAC Facilities For Certain Wells

     8. It is anticipated that during the term of this Agreement the concentration of DBCP in the Hamakuapoko 1 and 2, Honokahua A and Haiku wells may Exceed the MCL. Defendants will reimburse Plaintiff during the term of this Agreement for 100% of the capital costs of GAC for each such Well that Exceeds the MCL. Defendants have agreed to make specified payments, as set forth in subparagraphs (i) through (iv), to defray the expense of installing GAC on these wells.

          i.        Defendants shall pay 100% of the sum of One
Million Eight Hundred Thousand Dollars ($1,800,000) for wells that can be treated with two (2) GAC vessels (that is, a well with a yield of 750 gallons per minute ("gpm") or less);

          ii.       Defendants shall pay 100% of the sum of
$2,400,000 for well(s) which can be treated with three GAC vessels (that is, well(s) with a yield of more than 750 gpm and less than 1,500 gpm);

          iii.      Defendants shall pay 100% of the sum of
$600,000 for each additional 750 gpm of yield in a well at or above 1,500 gpm, in addition to the base amount of $2.4 million;

          iv. Defendants' obligations to pay capital costs under this paragraph shall be reduced by $100,000 for wells with no pump or a non oil-lubed pump;

          v. Capital costs to be paid under this Agreement after January 1, 2000 shall be adjusted by the CPI annually, pursuant to Paragraph No. 29 (CPI Adjustment).

Capital Costs of GAC Facilities For Other Wells

     9. It is anticipated during the term of this Agreement that the concentration of DBCP in some other Existing and Future Wells may Exceed the MCL. Defendants will reimburse Plaintiff during the term of this Agreement for the capital costs of GAC for each other Existing and Future Well that Exceeds the MCL. Defendants have agreed to make specified payments, as set forth in subparagraphs (i) through (iv), to defray the expense of installing GAC on these wells.

          i.   Defendants shall pay 90% of the sum of One Million
Eight Hundred Thousand Dollars ($1,800,000) for wells that can be treated with two (2) GAC vessels (that is, a well with a yield of 750 gallons per minute ("gpm") or less);

          ii.  Defendants shall pay 90% of the sum of
$2,400,000 for well(s) which can be treated with three GAC vessels (that is, well(s) with a yield of more than 750 gpm and less than 1,500 gpm);

          iii. Defendants shall pay 90% of the sum of $600,000 for each additional 750 gpm of well capacity at or above
1,500 gpm, in addition to the base amount of $2.4 million;

          iv. Defendants' obligations to pay capital costs under this paragraph shall be reduced by $100,000 for all future wells and existing wells with no pump or a non oil- lubed pump;


          v. Capital costs to be paid under this Agreement after January 1, 2000 shall be adjusted by the CPI annually, pursuant to Paragraph No. 29 (CPI Adjustment).

Reimbursement For Operations and Maintenance ("O&M") Of GAC

     10. Defendants will reimburse Plaintiff during the term of this Agreement for O&M of GAC for each Plaintiff well that Exceeds the MCL as follows: Napili A, Honokahua A, Hamakuapoko 1 and 2, and the Haiku Wells shall each qualify for 100% of O&M at the annual rate of $68,500 for a two-vessel facility, $74,500 for a three-vessel facility, and an additional $6,000 for O&M for each additional vessel, adjusted by the CPI as set forth in
Paragraph No. 29.   Existing and Future Wells which are treated
with GAC under this Agreement shall qualify for O&M at 90% of the O&M per vessel rate set forth in this paragraph, adjusted by the CPI as set forth in Paragraph No. 29. The number of vessels for which Defendants will pay will be based on well yield and will be determined pursuant to Paragraph No. 20 (for the Honokahua A, Hamakuapoko 1 and 2, and Haiku wells) or Paragraph No. 23 (for other Existing or Future Wells).

          i. The O&M payments specified above shall be made on or before January 10, 2000, and each successive year thereafter.
The payments made shall be adjusted by the CPI annually pursuant to Paragraph No. 29.

          ii. Defendants' obligation to pay annual O&M under this Agreement ends on September 1, 2039.

Limitation on Number of Wells

     11. The number of wells for which Defendants will be obligated to pay for the capital and O&M costs for GAC is limited to fifty (50) wells.

Termination Of Obligations

     12. Any obligation of Defendants to make any payment under this Agreement will end on September 1, 2039, provided that all payments due as of that date have been made.

                       TERMS OF AGREEMENT

Dismissal of Actions

     13. Plaintiff agrees to dismiss with prejudice Defendants and the Action in its entirety, and Plaintiff further agrees to release and waive all rights to bring any future DBCP claims, lawsuits or actions arising in whole or in part from the past, present, continuing or future presence of DBCP in Plaintiff's wells on the Island of Maui, subject to the exceptions set forth in Paragraph 42 [indemnity] and Paragraph 43 [claims related to the Islands of Molokai and/or Lanai].

Denial of Liability

     14. This Agreement is not an admission of liability, nor an admission that any of the facts alleged by Plaintiff are true, nor an admission that the Action or any portion thereof asserted by Plaintiff are well-founded, and Defendants deny that they, or any of them, are liable to Plaintiff for any of the claims asserted in the Action.

Joint Tortfeasor Release

     15.      It is understood, agreed, and intended as follows:

          a. The release contained in Paragraph 57 of this Agreement (the "Release") is intended to be and shall be construed as a joint tortfeasor release, and any damages otherwise recoverable by the Board against any other persons (natural, corporate, or otherwise) in connection with events and transactions which are the subject of the release shall be and hereby are reduced to the extent of (1) the consideration paid for this Release, or (2) the pro rata share that Defendants would be responsible to pay to the Board if it were determined that Defendants were jointly liable to the Board, whichever is greater.

          b. The Release is given and taken pursuant to the provisions of the Uniform Contribution Among Tortfeasors Act, sections 663-11 through 663-17, Hawaii Revised Statutes, as amended ("UCATA"), and shall operate to release Defendants from any and all liability to make contribution for the Covered Claims (as that term is defined in the statute) to any person found to be a joint tortfeasor with Defendants.

          c. The parties hereto intend that the Release and provisions of UCATA shall be applicable to all Covered Claims, whether asserted under federal statutes or under Hawaii statutes or under common law, including claims to which UCATA may not otherwise (in the absence of this Release) apply.

Payment for Past and Present Costs

     16. Plaintiff agrees to release Defendants from all claims for DBCP-related costs incurred to date by Plaintiff, including, but not limited to, the capital costs of GAC on the Napili A well, the costs of the 1999 Hamakuapoko Drought Emergency GAC, and certain other costs, for which Defendants agree to pay Plaintiff as tort damages the amount of Three Million Dollars ($3,000,000), payable to "Board of Water Supply of the County of Maui and its attorneys of record, Miller, Sher & Sawyer, a professional corporation," on or before September 1, 1999, if Plaintiff has executed this Agreement.

Payment for O&M Costs

     17. On or before January 10 of each year, Defendants will reimburse Plaintiff for O&M of GAC for the preceding year in conformity with this Agreement, if GAC was in place and In Operation during the preceding year. The first payment will be made on or before January 10, 2000, for the portion of 1999, if any, that such facilities were in operation. Defendants will reimburse Plaintiff for O&M on the Hamakuapoko 1999 Drought Emergency GAC for each month GAC was in place and in operation at least 10% of the month at a monthly rate of $5,708.
Reimbursement for O&M costs will be requested and paid in accordance with the terms of paragraph 47.

     18. The amounts payable for O&M for GAC will be adjusted by the CPI annually, pursuant to Paragraph No. 29.

                CERTAIN WELLS THAT EXCEED THE MCL

     19. If the concentration of DBCP in the Honokahua A, Hamakuapoko 1, Hamakuapoko 2, and/or the Haiku wells Exceeds the MCL, then upon issuance of a Notice to Proceed for installation of GAC facilities on any such well, Defendants will pay 100% of the capital costs and O&M for GAC on those wells.

Capital Costs

     20. Capital costs associated with installation of GAC for the Honokahua A, Hamakuapoko 1, Hamakuapoko 2, and/or the Haiku wells are determined as follows:

               a. Plaintiff will determine the number of GAC vessels to be installed for a well(s) that Exceeds the MCL based on actual peak well yield capacity as follows: Up to 750 gpm
(two vessel), and 751-1,500 gpm (three vessels). One additional vessel will be installed for each additional 750 gpm increment, or fractions thereof, in actual peak well capacity. Plaintiff may locate vessels on a well site, a remote site or at a centralized site at its option.

          b.   The capital costs of which Defendants will pay
100% are as follows:
two vessels -- $1, 800,000, three vessels -- $2, 400,000.
Defendants will pay 100% of an additional $600,000 for each additional vessel above three. Defendants' obligations to pay capital costs under this paragraph shall be reduced by $100,000 for any of these wells with no pump or a non oil-lubed pump. The foregoing amounts are deemed to include, but are not limited to, the costs of land acquisition, design, and construction of GAC.

          c. Subject to Defendants' obligation to reinstall GAC on previously treated wells from which GAC has been removed, capital costs of which Defendants will pay 100% do not include the costs of GAC vessel replacement, including due to age or wear and tear. (See Paragraph No. 4 k.) Such vessel replacement costs are included in, and/or to be paid by Plaintiff out of, O&M.

               d. Reimbursement will be requested and paid in accordance with Paragraph No. 46.

O&M Costs

     21.  The O&M costs on the Honokahua A, Hamakuapoko 1,
Hamakuapoko 2, and/or Haiku wells are determined as follows:

          a.  O&M costs will be based on well yield as follows:
Up to 750 gpm (two vessels), $68,500/year; 751-1,500 gpm (three vessels), $74,500/year; and an additional $6,000/year for each additional 750 gpm of well yield.

          b. On or before January 10 of each year, for each such well, Defendants will reimburse Plaintiff for 100 percent of the O&M of GAC for the preceding year if GAC was In Operation on such well during the preceding year.

          c.  For any such well for which GAC has been In
Operation for less than one year, Defendants' obligation to reimburse Plaintiff for O&M will be limited to 100% of the monthly per vessel rate set forth in Paragraph No. 21 e. for O&M of GAC for each month GAC was In Operation.

          d. Defendants' obligation to pay annual O&M on any such well, as set forth above, will be conditioned on Plaintiff's Regular Use of such well. For any such well with an average annual utilization rate of less than 10%, Defendants will pay O&M of $1,000 for such well for each month GAC was In Operation if GAC was not installed and In Operation for the entire year.

          e. For any such well at which GAC was In Operation for less than one year, the payment will be a calculated amount for each month the GAC was In Operation for more than fifteen (15) days. The amount paid for each month under this paragraph will be calculated by dividing 12 into the annual rate for O&M payments set forth under subparagraph (a) above.

          f. The amounts payable for capital costs for the Honokahua A, Hamakuapoko 1, Hamakuapoko 2, and/or Haiku wells under Paragraph 20 will be adjusted by the CPI annually, pursuant to Paragraph No. 29. The amounts payable for O&M for such wells under Paragraph No. 21 will be adjusted by the CPI annually, pursuant to Paragraph No. 29.

          g. Reimbursement will be requested and paid in accordance with the terms of Paragraph No. 47.

          OTHER WELLS THAT EXCEED THE MCL IN THE FUTURE

     22. Where Existing or Future Wells Exceed the MCL, Defendants will pay 90% of the capital costs and O&M for GAC on those Wells, upon Plaintiff's issuance of a Notice to Proceed for installation of GAC facilities on any Existing or Future Wells.

Capital Costs

     23. Capital costs associated with installation of GAC for Existing or Future Wells are determined as follows:

          a. Plaintiff will determine the number of GAC vessels to be installed for a well(s) that Exceeds the MCL based on actual peak well yield capacity as follows: Up to 750 gpm (two vessel), and 751-1,500 gpm (three vessels). One additional vessel will be installed for each additional 750 gpm increment, or fractions thereof, in actual peak well capacity. Plaintiff may locate vessels on a well site, a remote site or at a centralized site at its option.

          b. The capital costs of which Defendants will pay 90% are as follows:
two vessels -- $1, 800,000, three vessels -- $2, 400,000.
Defendants will pay 100% of an additional $600,000 for each additional vessel above three. Defendants' obligations to pay capital costs under this paragraph shall be reduced by ninety percent (90%) of $100,000 for all future wells and for existing wells with no pump or a non oil-lubed pump. The foregoing amounts are deemed to include, but are not limited to, the costs of land acquisition, design, and construction of GAC.

          c. Subject to Defendants' obligation to reinstall GAC on previously treated wells from which GAC has been removed, capital costs of which Defendants will pay 90% do not include the costs of GAC vessel replacement, including due to age or wear and tear. (See Paragraph No. 4 k.) Such vessel replacement costs are included in, and/or to be paid by Plaintiff out of, O&M.

          d. Reimbursement will be requested and paid in accordance with Paragraph No. 46.

O&M Costs

     24. The O&M costs on Existing and Future Wells are determined as follows:

          a.  O&M costs will be based on well yield as follows:
Up to 750 gpm (two vessels), $68,500/year; 751-1,500 gpm (three vessels), $74,500/year; and an additional $6,000/year for each additional 750 gpm of well yield.

          b. On or before January 10 of each year, for each Existing and/or Future Well, Defendants will reimburse Plaintiff for 90 percent of the O&M of GAC for the preceding calendar year, if GAC was In Operation on such Existing or Future Well for the entire year.

          c. For any Existing and/or Future Well for which GAC has been In Operation for less than one year, Defendants' obligation to reimburse Plaintiff for O&M will be limited to 90% of the monthly per vessel rate set forth in Paragraph No. 24 e.
for O&M of GAC for each month GAC was In Operation.

          d. Defendants' obligation to pay annual O&M on any Existing or Future Well, as set forth above, will be conditioned on Plaintiff's Regular Use of such Well. For any Existing or Future Well with an average annual utilization rate of less than 10%, Defendants will pay O&M of $1,000 for such Well for each month GAC was in operation (if GAC was not installed and In Operation for the entire year).

          e. For any Existing and/or Future Well at which GAC was In Operation for less than one year, the payment will be a calculated amount for each month the GAC was In Operation for more than fifteen (15) days. The amount paid for each month under this paragraph will be calculated by dividing 12 into the annual rate for O&M payments set forth under subparagraph (a) above.

          f. Reimbursement will be requested and paid in accordance with the terms of Paragraph No. 47.

                               CPI

     25. The amounts payable for capital costs for wells under Paragraphs 20 and 23 will be adjusted by the CPI annually, pursuant to Paragraph No. 29. The amounts payable for O&M for wells under Paragraphs 21 and 24 will also be adjusted by the CPI annually, pursuant to Paragraph No. 29.

Selection of Alternative Sites for Future Wells

     26. Future Wells (other than wells under construction as of the date this Agreement is fully executed) constructed by Plaintiff or contractors retained by Plaintiff, must be in substantial compliance with the following procedures before Plaintiff may obtain reimbursement from Defendants for the cost of constructing, operating or maintaining GAC on such well.

          a. Plaintiff shall select a proposed well site and notify Defendants' representative thereof, and provide Defendants with available relevant information concerning the presence of DBCP in groundwater underlying the site, including historic land use information, hydrogeologic characteristics and DBCP test results (if any).

          b. Defendants shall have 21 days after receipt of said notice to notify Plaintiff that: (1) Defendants do not object to Plaintiff proceeding with the production well at that location, or (2) a pilot test well should be drilled and tested at that location (at defendants' sole expense), or (3) an alternative well site should be considered.

          c. If Defendants request a pilot test well at the proposed well site, Defendants shall have 15 days after receipt of test results from that pilot test well to notify Plaintiff that Defendants do not object to Plaintiff proceeding with the production well at that location or that an alternative well site should be considered.

          d. If Defendants notify Plaintiff to consider an alternative well site, Defendants' representative must meet and confer with Plaintiff's representative to select an alternative site at least one-half mile from any existing or planned Plaintiff well, and within one-half mile of the connection to Plaintiff's water system that would have been serviced by the original well site. After consideration of potential environmental issues, Plaintiff shall not unreasonably withhold consent for the selection of alternative well sites. If Plaintiff or a controlling regulatory entity determines that a proposed alternative well site is too environmentally sensitive to be used for a production well, Plaintiff shall promptly notify Defendants of that determination so that the parties may consider additional alternative well sites. Potential environmental issues may be identified through existing documents (if any) prepared pursuant to the Hawaii Environmental Policy Act, or otherwise, that assess the original well site and include the alternative well site as a project alternative. Nothing in this Agreement shall impose any additional environmental analysis obligations on Plaintiff under the Hawaii Environmental Policy Act or otherwise.

          e. The parties shall also meet and confer regarding the estimated cost of constructing, operating, and maintaining the well at the alternative well site. The parties intend that should the construction of a well proceed at an alternative well site, any estimated increased costs (compared to the original well site) incurred in connection with constructing, connecting, operating and maintaining a well at the alternative site shall be borne exclusively by Defendants including, but not limited to:
                              (i)       the cost of acquiring at
                    least 20,000 square feet of land for the well site and any treatment facilities which may be required;
                              (ii)      the cost of drilling,
                    constructing, and connecting the well to Plaintiff's distribution system, all in conformance with Plaintiff's standard specifications and construction standards;
                              (iii)     the cost of any
                    electrical costs (see attached formula,
                    Exhibit A) and/or pressure reducing
                    facilities associated with the alternative site;
                              (iv)      the cost of constructing
                    and maintaining and/or obtaining easements for any access road to the replacement well;
                              (v)       the cost of obtaining all
                    necessary permits and authorizations,
                    including, but not limited to, those required by the Hawaii Environmental Policy Act and the Department of Land and Natural Resources and/or successor legislation;
                              (vi)      the amount of increased
                    allowance for change orders, based on a 10 percent allowance for such change orders; and
                              (vii)     all other reasonably
                    anticipated costs associated with the
                    project.

In calculating any increased costs associated with the alternative well site, the parties will subtract the amount
Plaintiff would have expended in constructing, connecting, operating and maintaining the well at the original well site from the costs of constructing, connecting, operating, and maintaining the well at the alternative site.

          f. Upon completion of the meet and confer process, Plaintiff shall serve a written notice upon Defendants with Plaintiff's itemized comparison of the reasonably anticipated cost of constructing, connecting, operating, and maintaining a well at the original and alternative well sites. If the estimated costs at the alternative site are higher than those estimated at the original well site, Plaintiff may make a demand on Defendants for those increased costs ("Increased Cost Demand").

          g. Within twenty-one (21) calendar days of receipt of said itemized comparison, Defendants shall: (1) inform Plaintiff that Defendants do not object to proceeding with construction of a well at the original well site; (2) inform Plaintiff that Defendants agree to pay the Increased Cost Demand; or (3) serve a written notice of specific objections to the Increased Cost Demand together with an estimate by a qualified contractor to perform the work at the alternative well site to Plaintiff's specifications for construction of a well.

          h. If the parties are unable to agree on the selection and/or increased cost of the alternative well site, either party may elect to arbitrate the dispute as provided in Paragraph 54. In any such arbitration, Defendants shall bear the burden of proof.

          i. In the event new or materially different environmental issues associated with the selection of the alternative well site ("New Issues") are a substantial factor leading to environmental litigation by a third party, then either: (1) Defendants shall assume the cost of defense of that litigation; or (2) if Defendants do not assume the cost of defense of that litigation, Plaintiff may proceed with construction at the original well site with reimbursement by Defendants if the well exceeds the MCL as specified in this Agreement.

          j. If Defendants fail to serve Plaintiff with a timely objection to the Increased Cost Demand described above, Plaintiff may elect to proceed with construction at the original well site.

          k. If the well constructed at an alternative site fails to yield water that meets all then applicable water quality standards, Defendants shall pay the full cost of installing treatment facilities to correct any such deficiency and shall reimburse Plaintiff for the full cost of operating and maintaining any such equipment. Defendants' obligation to reimburse Plaintiff for such treatment facilities shall not apply to disinfection facilities or any treatment or other water quality technology which Plaintiff is required to install on all Plaintiff wells In Operation, other than wells treated with GAC.

          l. Any well constructed at an alternative site must yield at least eighty percent (80%) as much water (gallons per minute ("gpm")) as the original site selected by Plaintiff.

          m. If the well constructed at the alternative well site fails to operate as provided in the previous sub-paragraph, Defendants may elect to construct at their sole expense an additional well to Plaintiff's standards at another site approved by Plaintiff so that the combined flow from both wells equals or exceeds that anticipated at the original proposed site.

          n. If Defendants pay the Increased Cost Demand or amount determined in Arbitration under this Agreement, then: (1) any increased capital costs will be paid within 30 days of Defendants' receipt of a notice to proceed to a contractor to construct a well at the alternative well site; and (2) any increased operations and maintenance costs will be adjusted by the CPI under Paragraph No. 29 and January 10 for each preceding year the well is operation during the term of this Agreement.

                     ADMINISTRATIVE APPEALS

     27. If a regulatory authority incorrectly, mistakenly, or in excess of its authority directs Plaintiff to stop using a well or refrain from connecting a well to its water system unless Plaintiff remediates DBCP in the well, Plaintiff may, within 60 days of receipt of the directive, petition the regulatory authority for reconsideration of the directive. If Plaintiff chooses not to petition the regulatory authority for reconsideration of the directive, Plaintiff shall notify Defendants and Defendants, at their own expense, may choose to challenge the regulatory authority's decision. Plaintiff shall provide Defendants with information from its files concerning the status of the well in question.

                        CESSATION OF O&M

     28. For any Plaintiff well on which GAC or other remediation equipment to remove DBCP is installed, Defendants' obligation to pay O&M shall cease upon the occurrence of the following:

          a. If any Regularly Scheduled Well Test for DBCP results in a concentration below the MCL, a second confirming sample will be taken within ten (10) days. If the average of those two samples is below the applicable DBCP MCL, the well is to be tested for the time period specified by the then applicable drinking water regulation. If the average of those tests is below the applicable MCL, Plaintiff may within sixty (60) days of receipt of the laboratory result for the last sample petition DOH for a permit amendment allowing removal of GAC or other DBCP remediation equipment. If the amendment is granted, Defendants' responsibility to pay O&M on the well is terminated thirty (30) days after notification to Plaintiff by DOH of the amendment approval. If Plaintiff chooses not to petition DOH for a permit amendment, Defendants' obligation to pay O&M on the well is terminated on the thirtieth day after the events described in this paragraph.

          b. Within 90 days, either DOH will grant Plaintiff's petition, or Plaintiff must make a good faith effort to obtain such relief from DOH. If the petition is denied, Plaintiff shall again petition DOH in a good faith effort to persuade DOH to grant the petition. If the second petition is denied, Plaintiff shall notify Defendants and the parties shall cooperate should Defendants, at their own expense, choose to challenge the DOH decision in Plaintiff's name. Defendants' responsibility to pay O&M on the site or well in question will cease 30 days after DOH grants the petition.

          c.   Plaintiff is entitled to leave the GAC or other
DBCP remediation equipment in place and/or operate same at its own expense for at least twelve (12) months after Defendants' obligation to pay O&M on the well has ceased.

          d. If GAC or other DBCP remediation equipment has been removed from a well which has previously been treated and which subsequently requires treatment, the cost of such treatment will be borne by Defendants to the same extent as it was when GAC or other DBCP remediation equipment was originally installed, and will not be counted twice against the well limits set forth in Paragraph No. 30.

                         CPI ADJUSTMENT

     29. This Agreement contains provisions for: (a) Defendants' payment of specified sums for the installation of GAC, which are expressed in 1999 dollars, and O&M, which are expressed in 1999 dollars; and (b) credits and offsets to Defendants, which are expressed in 1999 dollars. All payments of capital costs and O&M made by Defendants to Plaintiff and all credits and offsets to which Defendants are entitled under this Agreement for the year beginning January 1, 2000, and each year thereafter will be adjusted according to the CPI. The CPI adjustment shall operate as follows: The payments made, and credits and offsets applied, for the year 2000 shall be adjusted to reflect inflation or deflation pursuant to the CPI, except as limited by this Paragraph, with each successive year's payments being similarly adjusted according to the prior year's inflation or deflation pursuant to the CPI.

          a. For the purpose of calculating inflation or deflation for capital costs, 1999 expressed dollars (as established by the June 1999 figure for the CPI) are to be used in this Agreement and are to be modified annually using the June
CPI for subsequent years.

          b. For the purpose of calculating inflation or deflation for O & M, 1999 expressed dollars (as established by the June 1999 figure for the CPI) are to be used in this Agreement and are to be modified annually using the June CPI for subsequent years. The first CPI adjustment to O&M shall commence with the January 10, 2001 payment using the June 2000 CPI.


               LIMIT ON NUMBER OF WELLS FOR WHICH
                  DEFENDANTS MAY BE RESPONSIBLE

     30. The number of wells for which Defendants will be obligated to pay for the capital and O&M costs for GAC is limited to fifty (50) wells.

                   TERMINATION OF OBLIGATIONS

     31. All obligations on the part of Defendants under this Agreement, including but not limited to payments of capital costs and O&M to Plaintiff, end on September 1, 2039, provided that all payments due as of that date have been paid.

                      RE-USE OF GAC VESSELS

     32. As GAC vessels become available when they are taken out of service on wells that no longer require DBCP remediation, Defendants may choose to move those units to another well requiring DBCP remediation. If Defendants pay for the installation or reinstallation of surplus GAC vessels, Defendants will receive a credit of $95,000 per vessel (adjusted by the CPI) to be applied to Defendants' portion of the capital cost of GAC on any well covered by this Agreement. Defendants will pay for the cost of moving, installing, inspecting, repairing and refilling these units, such activities to be performed by Plaintiff to Plaintiff's standards.

     33. If a GAC vessel is moved to another site, and the well on which it had previously been installed once again Exceeds the MCL, then Defendants shall pay the appropriate portion of capital costs and O&M (either 90% or 100%) required to install or reinstall and operate GAC on that well.

             ALTERNATIVE TECHNOLOGY AND/OR REMEDIES

     34. Defendants may propose that Plaintiff utilize a less expensive wellhead treatment method approved by U.S. EPA or State of Hawaii for the remediation of DBCP. Defendants agree to pay the actual cost of designing, procuring, and installing all appropriate equipment and modifications to existing equipment, including capital and O&M costs under the conditions of this Agreement, on any well on which such equipment is installed. If any such less expensive wellhead treatment method is installed, then in lieu of O&M payments for GAC, Defendants will reimburse Plaintiff for the actual cost of O&M for the less expensive wellhead treatment method pursuant to Paragraph 47.

     35. After meeting and conferring, Plaintiff's or Defendants' representatives may submit any disputed claim concerning the reliability, practicability, or efficacy, or actual cost, including capital and O&M costs, of employing any less expensive well-head treatment to binding arbitration pursuant to Paragraph 54 (Arbitration) of this Agreement. Notwithstanding any other provision of this Agreement, Plaintiff shall not be required to use any technology approved by the EPA, but disapproved by the DOH.

     36. Plaintiff may elect to implement alternative remedies for DBCP. If Plaintiff elects to implement an alternative remedy, Defendants will only be obligated to pay the lesser of either:
(a) 100% of the capital and O&M costs of the alternative remedy, or (b) 90% of the capital and O&M costs for the appropriately sized GAC facility, based on the capacity of the subject well(s), as appropriate. Plaintiff and Defendants shall submit any disputed claim concerning the actual cost, including capital and O&M costs, of any alternative remedy for DBCP to binding arbitration pursuant to Paragraph 54 (Arbitration) of this Agreement.

     37. If EPA or DOH directs Plaintiff that modifications or additions to GAC (other than disinfection equipment) are required to continue use of GAC solely for the removal of DBCP, and Plaintiff and Defendants are unable to agree on the amount of the reasonably necessary expense of such treatment that should be borne by Defendants, Plaintiff and Defendants will submit Plaintiff's claim for the reasonably necessary expense of such treatment to binding arbitration pursuant to Paragraph 54 (Arbitration) of this Agreement.

     38. The activities set forth in Paragraph Nos. 34 through 37 are subject to approval by both Plaintiff and Defendants; said approval will not be unreasonably withheld.

                LABORATORY ANALYSIS AND REPORTING

     39. Plaintiff and Defendants each retain the right to challenge any reported laboratory test result for DBCP and may take the steps necessary, at their own cost, to verify the result, including such steps as obtaining a confirming sample for analysis or requesting that the laboratory confirm its calculations or reanalyze the initial sample.

     40. Plaintiff will provide Defendants' Representative with a complete report of all DBCP test results from Plaintiff production wells every six months throughout the duration of this Agreement on the first business days of May and December of each year. The report need only contain the DBCP results for the year preceding the date of the report.

     41. Defendants may, at their own expense, participate in Plaintiff's regularly scheduled sampling, take split samples, and make reasonable site inspections upon request; said requests will not be unreasonably made by Defendants.

                            INDEMNITY

     42. Plaintiff will retain its right, if any, to seek indemnity from Defendants if it is sued by a third party for personal injuries or property damage allegedly attributable to DBCP. Plaintiff certifies that it is presently unaware of any such claims.

                        LANAI AND MOLOKAI

     43. Notwithstanding any other provision of this Agreement, Plaintiff will retain its right, if any, to bring any future DBCP claims, lawsuits, or actions, including but not limited to, claims for compensatory and/or punitive damages, arising in whole or in part from the past, present, continuing, or future presence of DBCP on the Islands of Lanai and Molokai.

                              COSTS

     44. All parties will bear their own costs and attorney's fees incurred in the Action.

     45. As to Plaintiff, Defendants will waive costs and attorneys' fees for all dismissed Defendants.

                PAYMENT OF ANY FUTURE OBLIGATIONS
Capital Costs

     46. In addition to the conditions that must be met under this Agreement before Defendants' obligations to pay future capital costs arise under this Agreement, Plaintiff must submit to Defendants' Representative and representatives for defendants AMVAC, Occidental, and Maui Land and Pineapple Company (the names and addresses of which will be provided and updated by Defendants' Representatives) a copy of a Notice to Proceed to a contractor to construct a GAC or alternative technology facility to treat a well that Exceeds the MCL. Within 30 days of Defendants' receipt of the Notice to Proceed, Defendants must pay Plaintiff the amount owed under the terms of this Agreement. In the event that Defendants fail to make timely payment, payment will be made under Paragraph 48 of this Agreement (Letter of Credit). Any disputed claims shall be submitted to arbitration pursuant to Paragraph 54, provided that Plaintiff shall be entitled to immediate payment pursuant to Paragraph 48, regardless of whether the claim is disputed.

                               O&M

     47. In addition to the conditions that must be met under this Agreement before Defendants' obligations to pay future O&M arise under this Agreement, Plaintiff must submit by December 1 of each year starting in 2000 a qualifying claim for O&M that provides sufficient information to evaluate whether and to what extent Plaintiff's well(s) qualify for O&M payment. This will include, but not be limited to, DBCP test results and information concerning whether the wells were In Operation and In Regular Use during the preceding twelve months. Provided Plaintiff's O&M claim is timely submitted, Defendants shall make payment in the amount claimed by the following January 10. In the event Defendants fail to make timely payment, payment will be made under Paragraph 48 of this Agreement (Letter of Credit). Any disputed claims shall be submitted to arbitration pursuant to Paragraph 54, provided that Plaintiff shall be entitled to immediate payment pursuant to Paragraph 48, regardless of whether the claim is disputed. If Plaintiff fails to submit a timely claim (i.e., by December 1), then Defendants' obligation to make a timely payment (i.e., by January 10) shall be extended one day for each day Plaintiff's claim is late.

                        LETTER OF CREDIT

     48. To secure the obligations of Defendants under this Agreement, and as a condition precedent to the obligations of Plaintiff hereunder, Defendants shall, at their sole cost and expense, furnish to Plaintiff, on or prior to October 1, 1999, and thereafter maintain during the entire term of this Agreement, continuing to a date thirty (30) days after the later of (i) September 1, 2039 or (ii) satisfaction of all Defendants' obligations to Plaintiff under this Agreement, an irrevocable standby letter of credit ("Letter of Credit") in favor of Plaintiff in form and substance reasonably satisfactory to Plaintiff, issued or confirmed by a United States banking institution having capital and surplus of not less than One Billion United States Dollars (USD 1,000,000,000) and advised by a banking institution with a banking office in Honolulu, Hawaii,

          a. The Letter of Credit shall have a principal amount of Twenty Million United States Dollars (USD 20,000,000), and shall provide for payment to Plaintiff under this Agreement by a draft at sight to which is attached Plaintiff's Signed Statement (as defined in the Letter of Credit). The draft at sight and the Signed Statement which shall be conclusive that there has occurred an event of default under this Agreement and any applicable cure period has lapsed. A draft at sight presented as the result of an Event of Default related to claims under either Paragraph 46 or 47 will be limited to the amount of the claim. A draft at sight presented as the result of an Event of default based on the failure of the Defendants to renew the Letter of Credit may be presented for the full amount of the Letter of Credit.

          b. Should any Letter of Credit furnished by Defendants hereunder expire prior to the term of this Agreement, Defendants shall automatically provide Plaintiff with a replacement, in the same tenor, no later than sixty (60) days prior to the expiration of the then-current Letter of Credit. Failure to provide a replacement for a Letter of Credit shall be an event of default under this Agreement, and shall permit Plaintiff to draw on the then-current Letter of Credit as provided above. Plaintiff's realization of the amount payable under the Letter of Credit shall not affect Plaintiff's right to elect any other remedy on default available to Plaintiff under this Agreement, or under applicable law.

          c. Where Plaintiff draws on a Letter of Credit because of the occurrence of an Event of Default based on the failure of the Defendants to renew the Letter of Credit, the amount drawn on the Letter of Credit shall first be applied to any then existing claims for Capital Costs and/or O&M Costs under this Agreement and thereafter the balance of the amount drawn shall be appplied as credit against future claims under the Agreement or reconveyed to the banking institution that issued the Letter of Credit upon Defendants obtaining a new Letter of Credit.

          d. The principal amount of the Letter of Credit may be adjusted upon agreement of all the parties at the time of any renewal or replacement of the Letter of Credit. In the absence of such agreement, the principal amount of the Letter of Credit shall remain Twenty Million United States Dollars (USD 20,000,000) so long as Defendants are required to maintain a Letter of Credit under this Paragraph 48.

                             CREDITS

     49. a. Upon Defendants' initial payment of $3,000,000 pursuant to Paragraph 16 of this Agreement, Defendants shall be entitled to a one-time credit against the amount otherwise payable for installation of permanent GAC facilities on the Hamakuapoko Well Nos. 1 or 2 of $804,000, less the amount described in Paragraph 32 (Re Use of GAC Vessels), if, at Defendants' option, the vessels are used to treat any other well.

              b. If any disputed claims under this Agreement are resolved in favor of Defendants, any amount determined to have been paid by Defendants in excess of the amount found to be due shall be credited to Defendants to offset future obligations under this Agreement.

             c. Any credit or offset to which Defendants become entitled shall be applied to reduce the next occurring obligation of Defendants related to capital cost, and Defendants shall owe no additional amounts for capital costs until all credits and offsets to which Defendants are entitled have been applied and exhausted. Except as provided in this paragraph, and notwithstanding any other provision of this Agreement, Plaintiff shall not be obligated to pay Defendants cash on any accumulated credits or offsets. Except as otherwise set forth in this paragraph, any credits remaining as of September 1, 2039, shall be extinguished. Credits remaining as of September 1, 2039 that are the result of a claim made by Plaintiff after September 1, 2038 and disputed by Defendants thereafter, where the dispute is subsequently resolved in favor of Defendants, will be reimbursed to Defendants within thirty (30) days of such resolution.

     50. If Plaintiff receives a payment under this Agreement for a GAC project that is not constructed, Defendants shall receive a credit in the amount of such payment toward the capital cost of the next GAC project that would otherwise trigger a further payment by Defendants.

                       DESIGNATED CONTACTS

     51. Defendants' Representative and Plaintiff's Representatives are the parties' respective designated contacts for all reports, correspondence, and notices concerning the subject matter of this Agreement. If another representative is substituted, Defendants or Plaintiff, as appropriate, must provide written notice of same within ten (10) days.


                        GOOD FAITH EFFORT

     52. Consistent with this Agreement, the parties agree to make a good faith effort to mitigate both Defendants' obligations under this Agreement and any adverse impact on Plaintiff's water system.

                      ARBITRATION AGREEMENT

     53. In the event of any dispute between Plaintiff and Defendants arising out of or relating to this Agreement, the parties agree to try in good faith to settle the dispute by negotiation and/or mediation.

     54. If the dispute cannot be resolved to the parties' mutual satisfaction through negotiation and/or mediation within thirty (30) days, Plaintiff and/or Defendants' Representative may elect to seek arbitration, and the dispute shall be resolved through binding arbitration. It is the intent of the parties that the arbitration be structured in such a way as to minimize costs and delay. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") with the following stipulations:

          a. The arbitration hearing shall be held before Hon. Ret. Judge Weinstein at JAMS, San Francisco, or if he is not available or declines to serve, a single arbitrator if the parties agree upon a single arbitrator. If the parties cannot agree upon a single arbitrator, then each shall select an arbitrator, and those arbitrators shall select a third arbitrator. If they are unable to agree upon a third arbitrator within fifteen (15) days, the third arbitrator shall be selected as provided in the AAA Rules.

          b. Unless otherwise ordered, each party's presentation at the arbitration hearing shall be limited to 14 hours, and the hearing shall be completed within ten (10) business days.

          c. The arbitration decision shall be rendered not later than thirty (30) days after the final day of the hearing and shall be judicially enforceable, nonappealable and binding.

          d. Summaries of any expert testimony, along with copies of all documents to be submitted as exhibits, shall be exchanged at least ten (10) business days before arbitration under procedures set up by the arbitrators.

          e. Except as otherwise specified herein, there shall be no discovery or dispositive motion practice except as may be permitted by the arbitrators, who may authorize only such discovery as is shown to be necessary to ensure a fair hearing. No discovery or motions permitted by the arbitrators shall in any way alter the time limits specified herein.

          f. Arbitration costs, arbitrators' fees, and attorneys' fees and costs shall be awarded to the prevailing party, if any, by the arbitrators.

          g. The arbitration shall occur in San Francisco, California.
     55. In the event of arbitration arising out of, or related to, this Agreement, the prevailing party shall be entitled to recover its costs, expenses, and reasonable attorneys' fees, in addition to any other relief to which it may be entitled.

                             RELEASE

     NOW THEREFORE, in reliance on the recitals stated above and for consideration, Plaintiff agrees as follows:

     56. The foregoing recitals are true and correct and by this reference incorporated herein.

     57. Subject to the provisions of this Agreement, on behalf of itself, its assigns, Board representatives, and past, present or future agents, Plaintiff hereby releases Defendants, individually and collectively, and their respective predecessors, successors, assigns, present and potential indemnitees, insurers, subsidiaries, affiliates, attorneys, and past or present employees, directors, officers, agents, shareholders, and representatives from any and all DBCP claims, demands, Action, causes of action, obligations, liens, damages, and liabilities, of any nature whatsoever, whether or not known, suspected or claimed, present or future, relating to or arising out of any act, cause, matter or thing stated, claimed, or alleged, or that could have been stated, claimed, or alleged by Plaintiff in the Action. Plaintiff understands and acknowledges that it is releasing and waiving all past, present, continuing and future claims it has or may have against Defendants for the presence of DBCP, except as specifically set forth in this Agreement.

     58. Plaintiff declares and warrants that no other person or entity has had nor now has any interest in the claims, demands, Action, causes of action, obligations, liens, damages, and liabilities released in Paragraph No. 57, above; and that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any DBCP claim, demand, action, cause of action, obligation, lien, damage, or liability released in Paragraph No. 57, above.

     59. Plaintiff declares that, prior to the execution of this Agreement, it has apprised itself of sufficient data, either through experts or other sources of its own selection, in order that it might intelligently exercise its judgment in deciding on the contents of this Agreement and in deciding whether to execute it. Plaintiff further declares that its decision to enter into this Agreement is not predicated on or influenced by any declarations or representations of Defendants, or any of them, or by Defendants' respective predecessors, successors, assigns, subsidiaries, affiliates, insurers or attorneys or past or present employees, officers, directors, agents, shareholders, or representatives. Plaintiff declares that this Agreement is executed voluntarily and with full knowledge of its significance.

     60. The parties acknowledge that they have an understanding of the facts underlying the Action and have negotiated in good faith and that this Agreement represents a good faith settlement with regard to the interests of all parties to the Agreement.

     61. Plaintiff authorizes and directs its counsel to execute appropriate Requests for Dismissal, with prejudice, of the entire Action as to all Defendants, and to deliver the executed Requests for Dismissal to Defendants' Representative. All parties authorize and direct their respective counsel to execute whatever documents are necessary to implement this Agreement.

     62. This Agreement shall bind the parties and each successor and assign of each party.

     63. This document embodies the entire terms and conditions of the Agreement between the parties, and supersedes any prior documents signed by the parties in the course of resolving the Action. All words, phrases, sentences, and paragraphs, including the recitals hereto, are material to the execution of this Agreement.

     64. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Hawaii.

     65. Upon the occurrence of an uncontrollable circumstance, the party affected shall be excused from any failure or delay in performance under this Agreement. For purposes of this Agreement, an "uncontrollable circumstance" includes, but is not limited to, acts of God, fire, flood, civil unrest, earthquake, declaration of a public emergency, injunction, and labor disputes. However, the parties recognize that delays in Defendants' performance under the terms of this Agreement could uniquely subject Plaintiff to third parties' disputes.
Therefore, in the event Defendants' performance of any option or obligation described in Paragraph 26 and its subparts is delayed due to force majeure circumstances, Plaintiff may proceed with the construction of wells, notwithstanding any right of Defendants to construct replacement wells and select alternative well sites. Defendants shall promptly reimburse Plaintiff for the cost of well construction incurred under these circumstances.

     66. In the event any of the terms, conditions or covenants contained in this Agreement are held to be invalid, then any such invalidity shall not affect any other terms, conditions or covenants contained herein which shall remain in full force and effect.

     67. Plaintiff warrants that this Agreement has been approved by Plaintiff's Board of Water Supply, and each of the signatories to this Agreement warrants that he or she is fully authorized to enter into the terms and conditions stated herein and to execute this Agreement.

     68. This Agreement will be effective whether or not executed in multiple counterparts.

Dated:    8/31/99        BOARD OF WATER SUPPLY
                         OF THE COUNTY OF MAUI

                         By   /S/ ROBERT K. TAKITANI
                         Its:  CHAIRMAN


               Approved as to form: MILLER, SHER & SAWYER
                         A Professional Corporation


 (signatures continued)

Dated:    Aug. 31, 1999       By:  illegible
                              DUANE C. MILLER
                              VICTOR M. SHER
                              Attorneys for Plaintiff, Board of
                              Water Supply of the County of Maui


Dated:    September 8, 1999   THE DOW CHEMICAL COMPANY


                              By  /S/ THOMAS J. CRESSWELL
                              Its: Thomas J. Cresswell
                              Associate General Counsel


               Approved as to form: FILICE, BROWN, EASSA & MCLEOD, LLP


Dated:  9/3/99                By  /S/ NICHOLAS D. KAYHAN

                             Attorneys for Defendant
                             The Dow Chemical Company


Dated:  9/21/99               OCCIDENTAL CHEMICAL COMPANY

                              By  illegible
                              Its:  Senior Vice President & General Counsel


Dated:  9/16/99               OCCIDENTAL PETROLEUM CORPORATION


                              By   /S/LAWRENCE D. STECKMEST
                              Its:  Assistant General Counsel


Dated:   9/21/99              OCCIDENTAL CHEMICAL CORPORATION

                              By   illegible
                              Its:   Senior Vice President & General Counsel


               Approved as to form: LANDELS, RIPLEY & DIAMOND, LLP




(signatures continued)


Dated:  9/13/99               By   /S/ STEPHEN C. LEWIS
                             STEPHEN C. LEWIS
                             Attorneys for Defendants
                             Occidental Chemical Company,
                             Occidental Petroleum Corporation, and
                             Occidental Chemical Corporation


Dated:   30 Aug 1999        AMVAC CHEMICAL CORPORATION

                            By   illegible
                            Its:   Vice Chairman


Date:   30 Aug 1999         AMERICAN VANGUARD CORPORATION

                            By   illegible
                            Its:   Co- Chairman


     Approved as to form: RUSH, MOORE, CRAVEN, SUTTON, MORRY & BEH


Dated:  August 30, 1999       By   /S/ RICHARD C. SUTTON, JR.
                              RICHARD C. SUTTON, JR.
                              Attorneys for Defendant
                              AMVAC Chemical Corp.
                              American Vanguard Corp.


Dated:   Sept 1, 1999        BREWER ENVIRONMENTAL INDUSTRY, FKA
                             BREWER CHEMICAL COMPANY

                             By  /S/ J. ALAN KUGLE
                             Its:   Sec


               Approved as to form: MANCINI, ROWLAND & WELCH


Dated:  September 1, 1999    By   /S/ PAUL R. MANCINI
                             PAUL R. MANCINI
                             Attorneys for Defendant
                             Brewer Environmental Industry, fka
                             Brewer Chemical Company



(signatures continued)
Dated:   9/2/99          SHELL OIL COMPANY

                         By   /S/ BURT BALLANFANT
                         Its:  Senior Litigation Counsel


          Approved as to form:     KOBAYASHI, SUGITA & GODA


                         By____________________________
                             DALE W. LEE
                             Attorneys for Defendant
                             Shell Oil Company


Dated:    _____________  MAUI LAND & PINEAPPLE COMPANY AND
                         MAUI PINEAPPLE COMPANY, LTD.


                         By   /S/ PAUL J. MEYER
                         Its:  Executive Vice President/Finance


               Approved as to form:  TOM & PETRUS


Dated:________________        By_______________________________
                             STEPHEN M. TEVES
                             Attorneys for Third-Party
                             Defendants, Maui Land &
                             Pineapple Co. and Maui Pineapple
                             Co., Ltd.


STATE OF HAWAII)
               )  SS.
COUNTY OF MAUI )

     On this 31st  day of August, 1999, before me appeared ROBERT
K. TAKITANI, to me personally known, who, being by me duly sworn,
did say that    is the Chairperson of the BOARD OF WATER SUPPLY
of the County of Maui, and that the seal affixed to the foregoing instrument is the lawful seal of the BOARD OF WATER SUPPLY, and that the said instrument was signed and sealed on behalf of the said BOARD OF WATER SUPPLY, and the said ROBERT K. TAKITANI acknowledged the said instrument to be the free act and deed of said BOARD OF WATER SUPPLY.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.



                                      /S/ JERRY ANN WELLS
                                             (Signature)
                                           JERRY ANN WELLS
                                       Notary Public, State of Hawaii

                                   My commission expires: 4/19/2002.